EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Manugistics Group, Inc. and its subsidiaries on Form S-8 of our report dated May 11, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” effective March 1, 2002), appearing in the Annual Report on Form 10-K of Manugistics Group, Inc. and its subsidiaries for the year ended February 29, 2004.

DELOITTE & TOUCHE LLP

McLean, Virginia

August 4, 2004